Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Metalline Mining Company on Form S-3/A No. 2, expected to be filed with the U.S. Securities and Exchange Commission on or about March 1, 2009, of our report dated February 11, 2009 relating to the audit of the consolidated financial statements for the years ending October 31, 2008 and 2007, appearing in the Annual Report on Form 10-K of Metalline Mining Company for the year ended October 31, 2008.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
February 26, 2009